Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118 mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

STRONG CASH FLOW FROM OPERATIONS AND SOLID

EARNINGS PERFORMANCE FOR THE JUNE QUARTER

Focused Performance Generates $634 Million In Cash from Operations in the June Quarter

VALLEY FORGE, PA, July 22, 2004 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal third quarter ended June 30, 2004. The following results are presented in accordance with generally accepted accounting principles (GAAP).

Fiscal Third Quarter Highlights

•	Diluted earnings per share of $1.09, including special items of $0.07, up 10 percent.

•	Cash flow from operations of $634 million.

•	Record low interest expense of $26.8 million.

•	Record total debt to total capital ratio of 25 percent.

Fiscal First Nine Months Highlights

•	Diluted earnings per share of $3.25, including special items of $0.04, up 14 percent.

•	Net income of $376.4 million, up 17 percent.

•	Cash flow from operations of $656 million.

“Our solid performance this quarter again demonstrates our disciplined, long-term approach to our business,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our operational focus, disciplined working capital management and an effective transition to inventory management agreements with manufacturers mitigated the impact of the loss of a major customer in May. The result was solid earnings per share performance, excellent cash generation, and the strongest balance sheet in our history.”

Discussion of Results

Diluted earnings per share for the third quarter of fiscal 2004 were $1.09, a 10 percent increase over the $0.99 in the prior year’s third quarter. Included in the fiscal 2004 third quarter results are a $23.4 million gain, net of tax, from an antitrust litigation settlement; a $14.5 million charge, net of tax, related to debt redemption; and a $1.0 million charge, net of tax, related to facility consolidation and employee severance costs. The previous fiscal year’s third quarter included a $2.6 million charge, net of tax, due to debt redemption and a $2.4 million charge, net of tax, related to facility consolidation and employee severance costs. The earnings per share impact of these items was an increase of $0.07 in the third quarter of fiscal 2004 and a decrease of $0.04 in the last fiscal year’s third quarter.

AmerisourceBergen’s operating revenue was $12.1 billion in the third quarter of fiscal 2004 compared to $11.5 billion for the same period last year, a 6 percent increase. Bulk deliveries in the quarter increased 2 percent to $1.0 billion.

During the quarter, the Company changed its accounting for customer returns resulting in a one-time reduction of $320 million in both operating revenue and cost of goods sold. This change also resulted in a $320 million increase to inventory with a corresponding decrease in accounts receivable. The change had no impact on net income or diluted earnings per share.

Interest expense in the third quarter of fiscal 2004 was a record low $26.8 million compared to $37.2 million in the prior year’s third quarter, a 28 percent decrease driven by significantly lower average inventory levels in the quarter.

Cash generated from operations in the fiscal 2004 third quarter was $634 million compared to cash usage of $177 million in last fiscal year’s third quarter. Using its strong cash position, the Company paid down $323 million in debt during the quarter, including $300 million associated with the early redemption of the 7.80 percent Trust Originated Preferred Securities (TOPrSsm) which were due effectively in June 2039. The Company’s total debt to total capital ratio was a record low 25 percent.

For the first nine months of fiscal 2004, diluted earnings per share were $3.25, a 14 percent increase over the $2.85 in the same nine-month period last year. The net impact of the gain from the antitrust litigation settlement and charges related to the early retirement of debt and facility consolidations and employee severance costs in the first nine months of fiscal 2004 increased earnings per share by $0.04. Charges related to early retirement of debt and facility consolidations and employee severance costs in the first nine months of fiscal 2003 decreased earnings per share by $0.06.

Operating revenue in the first nine months of fiscal 2004 increased 9 percent to $36.7 billion from $33.8 billion in the same period of the previous fiscal year. Bulk deliveries to customer warehouses were down 5 percent, reflecting the impact of the conversion of bulk business to operating revenue in fiscal 2003. In the first nine months of fiscal 2004, operating revenue and cost-of-goods-sold were both reduced by $320 million due to the change in accounting for customer returns.

“With annualized operating revenue of approximately $5 billion, our Specialty Group again led our business units with especially strong performance in the quarter,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “Our Drug Corporation, Technology Group and Packaging Group also continued to build their businesses during the period as we expanded our offerings in pharmaceutical services. In the quarter, we again benefited from our merger integration cost savings and achieved our milestone goal of $150 million in annual synergy cost savings ahead of our September 30, 2004 target date that we set in 2001.

“The building of our new distribution center network continues on schedule and on budget. Our new Sacramento, California, facility has been serving customers for over a month and the new Columbus, Ohio, distribution center will open in the fall. Completion of the six new distribution centers coupled with our new warehouse management system, will facilitate additional cost savings and improved customer service in the years ahead.”

“In our PharMerica segment, operational discipline and expense reduction drove operating income up 15 percent and operating margin to a record 8 percent for the quarter ended June 30,2004,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation and the AmerisourceBergen Specialty, Packaging and Technology groups) and PharMerica (which includes the long term care pharmacy and workers’ compensation fulfillment businesses). Intersegment sales of $212.1 million in the third quarter of fiscal 2004 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the third quarter of fiscal 2004 increased to $11.9 billion compared with $11.3 billion in the third quarter of fiscal year 2003, a 6 percent increase.

In May, the Company stopped servicing the Department of Veterans Affairs (VA) pharmaceutical distribution contract, with approximately $1 billion in quarterly revenue, lowering the segment’s revenue growth rate. The VA impact, as well as a strong competitive environment, also reduced gross and operating margins, although margins were positively affected by operational discipline and merger integration cost savings.

Pharmaceutical Distribution customer mix in the third quarter of fiscal 2004 was 58 percent institutional and 42 percent retail. Operating revenue from institutional customers, which includes mail order and alternate site facilities, hospitals and specialty pharmaceutical customers, continued to grow faster than operating revenue from retail customers.

AmerisourceBergen Specialty Group continued its excellent performance. The Group continues to build on its leadership position in the distribution of products and services to physicians in numerous disease states, including its industry leading position in oncology. The Group also continues to grow its manufacturer services businesses, including third party logistics reimbursement consulting and physician education. The Company’s recent acquisition of Imedex, an accredited physician education company, added to the Specialty Group’s capabilities.

AmerisourceBergen Packaging Group, which includes product packaging for manufacturers and repackaging for healthcare providers, continued to add capacity and new customers in the quarter. The Company’s Technology Group, which provides patient safety and pharmacy automation solutions to healthcare providers, gained added traction as orders continued to build in the quarter.

For the segment, gross profit as a percentage of operating revenue in the third quarter of fiscal 2004 was 3.52 percent, compared to 3.82 percent in the same period in the prior fiscal year. Total operating expenses as a percentage of operating revenue in the third quarter of fiscal 2004 were 1.99 percent, a 2 basis point improvement over the same quarter last year. Operating income was $182.2 million in the third quarter of fiscal 2004, an 11 percent decline from $204.8 million for the same quarter last year. For the third quarter of fiscal 2004, operating income as a percentage of operating revenue was 1.53 percent, a 28 basis point decrease from the third quarter of fiscal 2003.

PharMerica

PharMerica’s operating revenue for the third quarter of fiscal 2004 was $390.3 million, compared with $399.9 million in the previous year’s third quarter reflecting the previously announced loss of several customers last fall.

Operating income for the third quarter of fiscal 2004 was $31.4 million, up 15 percent from $27.3 million for the same quarter last year due to continued expense control and the reduction in bad debt expense. Operating income as a percentage of operating revenue increased 122 basis points in the quarter ended June 30, 2004 to a record 8.05 percent from 6.83 percent in the prior year period.

Looking Ahead

“We expect fiscal 2004 diluted earnings per share, excluding special items, to be in the middle of the Company’s previously announced guidance of $4.10 per share to $4.20 per share,” said Yost. “We anticipate the revenue growth rate to be in the low single digits in the final quarter of the fiscal year. We are raising our cash flow from operations expectations for fiscal year 2004 to more than $650 million from $350 million to $400 million.”

Looking ahead, Yost said, “Following the anniversary of the major customer loss in May 2005, we expect to return to our long-term financial performance goals, which include growing revenues with the market at a double-digit rate and growing diluted earnings per share at 15 percent or more annually.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Daylight Time on July 22, 2004. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:	(888) 428-4480 from inside the U.S., no access code required or (612) 288-0318 from outside the U.S., no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 3:00 p.m. July 22, 2004 until 11:59 p.m. July 29, 2004. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 731950 (320) 365-3844 from outside the U.S., access code: 731950

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $47 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2004	% of Operating Revenue	Three Months Ended June 30, 2003	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,114,996	100.00%	$11,482,571	100.00%	6%
Bulk deliveries to customer warehouses	956,598		938,100		2%

Total revenue	13,071,594		12,420,671

Cost of goods sold	12,495,865		11,860,292		5%

Gross profit	575,729	4.75%	560,379	4.88%	3%

Operating expenses:
Distribution, selling and administrative	304,333	2.51%	311,953	2.72%	-2%
Depreciation and amortization	19,806	0.16%	16,340	0.14%	21%
Facility consolidations and employee severance	1,550	0.01%	3,880	0.03%	-60%

Operating income	250,040	2.06%	228,206	1.99%	10%

Other (income)/loss	(4,909)	-0.04%	1,642	0.01%	N/A

Interest expense	26,845	0.22%	37,234	0.32%	-28%
Loss on early retirement of debt	23,592	0.19%	4,220	0.04%	459%

Income before taxes	204,512	1.69%	185,110	1.61%	10%

Income taxes	78,737	0.65%	72,564	0.63%	9%

Net income	$125,775	1.04%	$112,546	0.98%	12%

Earnings per share:
Basic	$1.12		$1.02		10%
Diluted	$1.09		$0.99		10%

Weighted average common shares outstanding:
Basic	111,956		110,332
Diluted	118,156		116,774

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine Months Ended June 30, 2004	% of Operating Revenue	Nine Months Ended June 30, 2003	% of Operating Revenue	% Change
Revenue:
Operating revenue	$36,725,329	100.00%	$33,803,435	100.00%	9%
Bulk deliveries to customer warehouses	3,064,951		3,214,310		-5%

Total revenue	39,790,280		37,017,745

Cost of goods sold	38,104,929		35,354,752		8%

Gross profit	1,685,351	4.59%	1,662,993	4.92%	1%

Operating expenses:
Distribution, selling and administrative	905,926	2.47%	953,198	2.82%	-5%
Depreciation and amortization	55,242	0.15%	50,678	0.15%	9%
Facility consolidations and employee severance	5,319	0.01%	6,504	0.02%	-18%

Operating income	718,864	1.96%	652,613	1.93%	10%

Other (income)/loss	(5,985)	-0.02%	7,558	0.02%	N/A

Interest expense	89,223	0.24%	110,018	0.33%	-19%
Loss on early retirement of debt	23,592	0.06%	4,220	0.01%	459%

Income before taxes	612,034	1.67%	530,817	1.57%	15%

Income taxes	235,633	0.64%	209,118	0.62%	13%

Net income	$376,401	1.02%	$321,699	0.95%	17%

Earnings per share:
Basic	$3.37		$2.96		14%
Diluted	$3.25		$2.85		14%

Weighted average common shares outstanding:
Basic	111,837		108,845
Diluted	118,044		115,302

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2004	September 30, 2003	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$903,171	$800,036	$224,823
Accounts receivable, net	2,391,514	2,295,437	2,500,776
Merchandise inventories	5,597,240	5,733,837	6,729,477
Prepaid expenses and other	17,169	29,208	15,161

Total current assets	8,909,094	8,858,518	9,470,237

Long-term assets	3,333,457	3,181,607	3,139,535

Total assets	$12,242,551	$12,040,125	$12,609,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,458,916	$5,393,769	$5,588,138
Current portion of long-term debt	76,350	61,430	60,907
Other current liabilities	872,308	800,903	789,499

Total current liabilities	6,407,574	6,256,102	6,438,544

Long-term debt, less current portion	1,379,722	1,722,724	2,238,790

Other liabilities	61,817	55,982	45,258

Stockholders’ equity	4,393,438	4,005,317	3,887,180

Total liabilities and stockholders’ equity	$12,242,551	$12,040,125	$12,609,772

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended June 30, 2004	Nine Months Ended June 30, 2003
Operating Activities:
Net income	$376,401	$321,699
Non-cash items	133,895	166,722
Changes in operating assets and liabilities	145,626	(1,280,825)

Net cash provided by (used in) operating activities	655,922	(792,404)

Investing Activities:
Capital expenditures	(143,931)	(50,890)
Cost of acquired companies, net of cash acquired, and other	(62,510)	(93,361)

Net cash used in investing activities	(206,441)	(144,251)

Financing Activities:
Net borrowings under revolving credit and receivables securitization facilities	—	501,000
Net long-term debt repayments	(353,425)	(22,704)
Exercise of stock options	14,578	34,911
Cash dividends on common stock	(8,416)	(8,197)
Other	917	(6,872)

Net cash (used in) provided by financing activities	(346,346)	498,138

Increase/(decrease) in cash and cash equivalents	103,135	(438,517)

Cash and cash equivalents at beginning of period	800,036	663,340

Cash and cash equivalents at end of period	$903,171	$224,823

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Operating Revenue	2004	2003	% Change
Pharmaceutical Distribution	$11,936,742	$11,285,932	6%
PharMerica	390,332	399,886	-2%
Intersegment eliminations	(212,078)	(203,247)	-4%

Operating revenue	$12,114,996	$11,482,571	6%

	Three Months Ended June 30,
Operating Income	2004	2003	% Change
Pharmaceutical Distribution	$182,179	$204,777	-11%
PharMerica	31,406	27,309	15%
Facility consolidations and employee severance	(1,550)	(3,880)	60%
Gain on litigation settlement	38,005	—	N/A

Operating income	$250,040	$228,206	10%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.52%	3.82%
Operating expenses	1.99%	2.01%
Operating income	1.53%	1.81%

PharMerica
Gross profit	30.24%	32.27%
Operating expenses	22.19%	25.44%
Operating income	8.05%	6.83%

AmerisourceBergen Corporation
Gross profit	4.75%	4.88%
Operating expenses	2.69%	2.89%
Operating income	2.06%	1.99%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Operating Revenue	2004	2003	% Change
Pharmaceutical Distribution	$36,190,616	$33,195,148	9%
PharMerica	1,184,850	1,199,823	-1%
Intersegment eliminations	(650,137)	(591,536)	-10%

Operating revenue	$36,725,329	$33,803,435	9%

	Nine Months Ended June 30,
Operating Income	2004	2003	% Change
Pharmaceutical Distribution	$598,098	$584,168	2%
PharMerica	88,080	74,949	18%
Facility consolidations and employee severance	(5,319)	(6,504)	18%
Gain on litigation settlement	38,005	—	N/A

Operating income	$718,864	$652,613	10%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.55%	3.84%
Operating expenses	1.90%	2.08%
Operating income	1.65%	1.76%

PharMerica
Gross profit	30.60%	32.27%
Operating expenses	23.16%	26.02%
Operating income	7.43%	6.25%

AmerisourceBergen Corporation
Gross profit	4.59%	4.92%
Operating expenses	2.63%	2.99%
Operating income	1.96%	1.93%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net income	$125,775	$112,546	$376,401	$321,699
Interest expense - convertible subordinated notes, net of income taxes	2,530	2,501	7,590	7,479

Income available to common stockholders	$128,305	$115,047	$383,991	$329,178

Weighted average common shares outstanding - basic	111,956	110,332	111,837	108,845
Effect of dilutive securities:
Options to purchase common stock	536	778	543	793
Convertible subordinated notes	5,664	5,664	5,664	5,664

Weighted average common shares outstanding - diluted	118,156	116,774	118,044	115,302

Earnings per share:
Basic	$1.12	$1.02	$3.37	$2.96
Diluted	$1.09	$0.99	$3.25	$2.85